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                                                                    EXHIBIT 99.1

NEWS RELEASE                                                     [WILLIAMS LOGO]

NYSE:WCG    NYSE:WMB
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
Date:       October 1, 1999


Contact:    Lynne Butterworth, APR                       Megan Ochampaugh
            Media Relations, Williams Communications     Media Relations, Burson-Marsteller
            (918) 573-3692                               (212) 614-4615

            lynne.butterworth@wilcom.com                 mailto: megan_ochampaugh@bm.com

            David Cordeiro                               Rick Rodekohr
            Investor Relations, Williams Communications  Investor Relations, Williams
            (918) 573-3142                               (918) 573-2087

            david.cordeiro@wilcom.com                    rrodekohr@fin.twc.com
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              WILLIAMS COMMUNICATIONS SHARES BEGIN TRADING ON NYSE

         TULSA, Okla. - Williams Communications Group, Inc. (NYSE:WCG), a subsidiary of Williams (NYSE:WMB), today announced an initial public offering of 29,600,000 shares of common stock at a price of $23 per share. The company anticipates the stock to begin trading today on the New York Stock Exchange under the symbol WCG.

         Salomon Smith Barney Inc., Lehman Brothers Inc. and Merrill Lynch & Co. are managing Williams Communications' initial public offering. Williams Communications has granted the underwriters a 30-day option to purchase up to 4,440,000 additional shares of common stock to cover over-allotments, if any.

         Williams is retaining approximately 86 percent ownership of its communications business. The initial public offering represents approximately seven percent of WCG common stock. An additional seven percent is being sold through private placements to SBC Communications, Intel Corporation and Telefonos de Mexico, S.A. de C.V. (TELMEX).

         "Today represents a significant step in the evolution of Williams Communications. Becoming a publicly traded entity will give us access to new capital and will give telecom-focused investors and analysts the opportunity to better value Williams Communications," said Howard E. Janzen, Williams Communications president and chief executive officer.

         In addition, Williams Communications plans to issue $2 billion in senior notes consisting of $500 million in eight-year, 10.70 percent notes due in 2007 and $1.5 billion in 10-year, 10.875 percent notes due in 2009. Merrill Lynch & Co., Lehman Brothers Inc. and Salomon Smith Barney Inc. are managing the debt offering.

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PAGE 2 OF 3/ WILLIAMS COMMUNICATIONS SHARES BEGIN TRADING ON NYSE

         "These initial equity and debt offerings, together with strategic investments, are expected to generate net proceeds of approximately $3.3 billion. Together with Williams Communications' recently completed $1.05 billion bank financing, these offerings represent one of the largest inaugural financings in the history of the United States telecom industry," continued Janzen. "We intend to use the proceeds to complete our broadband network build-out."

         Williams Communications' nationwide fiber-optic network has 19,500 route miles in service, 22,400 miles of fiber in the ground and is scheduled to reach more than 33,000 route miles linking 125 cities by the end of 2000.

         New York Stock Exchange officials expressed their support and appreciation for being selected as the exchange of choice. "Williams Communications embodies the caliber of high-tech company that we are proud to list on the NYSE," said Richard A. Grasso, chairman and chief executive officer of the New York Stock Exchange. "We have observed the steady evolution of its parent, Williams, over the years, and now welcome the addition of one of the largest and most advanced fiber-optic networks to the public market."

STRATEGIC ALLIANCES

         Williams Communications' recent alliances and agreements with other prominent players in the industry have underscored its carrier network position in the telecom marketplace. The company has signed significant agreements with SBC Communications, Intel Corporation and TELMEX:

o Concurrent with the closing of its stock offering, SBC Communications is expected to acquire approximately four percent of WCG common stock for an initial investment of approximately $425 million. With this alliance, initially announced in February, Williams Communications will become SBC's preferred provider of nationwide long-distance voice and data services. The alliance is expected to generate revenue for Williams Communications extending over the 20-year span of the contracts.

o As announced May 25, 1999, Intel has agreed to make a $200 million investment in WCG stock that is expected to close soon after the IPO is completed. Williams Communications will provide network transport for Web-hosting service centers in the United States operated by Intel's new Intel Online Services subsidiary.

o TELMEX, a leading telecommunications company in Mexico, and Williams Communications announced an alliance in May to interconnect their long distance fiber-optic networks to jointly develop seamless voice, data and video transport services to serve their respective markets. In connection with this agreement, TELMEX is expected to acquire up to $100 million of WCG common stock.


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PAGE 3 OF 3/ WILLIAMS COMMUNICATIONS SHARES BEGIN TRADING ON NYSE

ABOUT WILLIAMS COMMUNICATIONS GROUP, INC. (NYSE:WCG)

Williams Communications provides communications infrastructure and services. Based in Tulsa, Okla., the company has more than 9,000 employees worldwide and interests in South America and Australia. Williams Communications offers wholesale voice, data, video and Internet services and rights of use in dark fiber on an efficient, high-capacity domestic long-distance network scheduled to span 33,000 route miles and connect 125 cities when complete by the end of 2000. Williams Communications' solutions unit distributes and integrates the data, voice and multimedia networks of businesses of all sizes in North America, with 2,400 technicians in 110 locations serving more than 100,000 customer sites. Under the Vyvx(R) brand, Williams Communications provides broadcast-quality video, data and Internet services for media companies via fiber, satellite and teleports. Approximately 86 percent of Williams Communications is owned by The Williams Companies, Inc. (NYSE:WMB) which, through its subsidiaries, provides a full range of communications and energy services.

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All trademarks are the property of their respective owners. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission. This news release is not an offer to sell, nor the solicitation of an offer to buy, any securities. Any offer will be made only by means of a prospectus that would be registered with the Securities and Exchange Commission.

A copy of the final prospectus relating to the offering may be obtained by calling 1 800-600-3781.